Exhibit 16.1

October 14, 2011

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Quantum Materials Corp. (the “Company”) provided to us a copy of the Company’s response to Item 4.01 of Form 8-K/A, dated October 14, 2011. We have read the Company’s statements included under Item 4.01 of its Form 8-K/A and we agree with such statements insofar as they relate to our firm.

Very truly yours,

/s/ LBB & Associates LTD, LLP

LBB & ASSOCIATES LTD, LLP